EXHIBIT 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing Executive Vice President, Corporate Development (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Steve DiMattia (646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. ELECTS NOT TO INCREASE ITS OFFER
FOR GREAT EASTERN BANK
~ UCBH Adheres to its Disciplined Pricing Strategy for Acquisitions ~
     SAN FRANCISCO, February 21, 2006 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today announced that UCBH has elected not to pursue further the acquisition of Great Eastern Bank. In August 2005, the Board of Directors of Great Eastern Bank invited UCBH to make a proposal as a “white knight” to acquire Great Eastern Bank following Cathay General Bancorp’s announcement that it had acquired options to purchase approximately 41% of the outstanding shares of Great Eastern Bank. On October 13, 2005, UCBH, UCB, and Great Eastern Bank entered into a merger agreement providing for UCBH to acquire Great Eastern Bank for $56.33 per share in cash and UCBH stock, as adjusted for the appraised value of certain Great Eastern Bank real estate.
     In keeping with its disciplined strategy to price acquisitions at levels which optimize shareholder value, UCBH elected not to increase its offer of $56.33 per share of Great Eastern Bank stock, believing that the transaction was fully and fairly priced at that level. In accordance with the merger agreement, UCBH today received a termination fee of $5 million.
     “We believe that UCBH offered Great Eastern Bank’s shareholders a full and fair price, as well as a transaction that was in the long-term interests of Great Eastern Bank’s shareholders, employees, and customers,” said Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “While the Great Eastern Bank Board of Directors offered us the opportunity to match the Cathay General Bancorp offer, we believe that doing so was not in the best interests of our shareholders. We are fully committed to our expansion into metropolitan New York and will use a portion of the $5 million termination fee to further expand our presence in the Greater New York market. We wish all of the Great Eastern Bank shareholders, employees, and customers well in their future endeavors,” concluded Mr. Wu.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading bank in the United States specializing in serving the Chinese communities as well as small- and medium-sized companies conducting business in Greater China. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, four branches in Greater New York, three branches in Greater Boston, two branches in Greater Seattle, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, cash management services, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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